Exhibit 99.1

News

Contact:
Investors: Rainey Mancini
(212) 284-3049

767 Fifth Avenue	Media: Alexandra Trower
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THE ESTÉE LAUDER COMPANIES ACHIEVES OUTSTANDING

FISCAL 2019 SECOND QUARTER RESULTS

Net Sales Increased 7% and Diluted EPS increased to $1.55

Net Sales Increased 11% and Adjusted Diluted EPS Rose 25% in Constant Currency

Before Impact of New Revenue Accounting Standard

Company Raises Full Year Guidance

New York, February 5, 2019 - The Estée Lauder Companies Inc. (NYSE: EL) today reported outstanding financial results for its second quarter ended December 31, 2018.  The Company’s quarterly net sales exceeded $4 billion for the first time.  Net sales of $4.01 billion increased 7% from $3.74 billion in the prior-year quarter.  The Company posted net sales growth in nearly all product categories, geographic regions and channels.  Excluding the impact of currency translation and the adoption of the new revenue recognition accounting standard (“ASC 606”), net sales increased 11%.

Net earnings rose to $573 million compared with $123 million last year.  Diluted net earnings per common share increased to $1.55 compared with $.33 reported in the prior year.  Before the $.11 impact of ASC 606, adjusted diluted earnings per common share, which excludes items detailed on page 2, were $1.86, up 22%, or 25% in constant currency.

Fabrizio Freda, President and Chief Executive Officer, said, “We delivered an excellent performance in our fiscal second quarter.  Importantly, this was our eighth consecutive quarter of impressive net sales growth that met or exceeded our long-term goal, all while navigating many global macro issues.  Our sustained progress is the result of our multiple engines of growth strategy, and demonstrates our agility in moving resources to the best global opportunities.  Our earnings per share in the second quarter grew more than twice the rate of net sales in constant currency, delivering an impressive first-half performance.

With confidence in our continued ability to execute effectively and grow share in prestige beauty, while simultaneously making strategic investments in our business, we are raising our net sales and EPS guidance for the year.

“Our strongest growth engines this quarter included the skin care category globally, the Asia/Pacific region, the online and travel retail channels, and most brands, including Estée Lauder, La Mer, M•A•C and our artisanal fragrance brands.”

Freda added, “Despite a volatile and challenging backdrop, we are optimistic about our Company’s long-term outlook. We are very well-positioned to build share in global prestige beauty.  Leveraging savings generated by our Leading Beauty Forward initiative, we plan to increase our investments during the next six months behind our successful innovations, high-quality products, compelling digital advertising and effective commercial execution, while also enhancing our capabilities to strengthen our industry leadership and deliver long-term profitable growth.”

Adjusted diluted earnings per common share excludes restructuring and other charges, goodwill and other intangible asset impairments, changes in contingent consideration and the finalization of provisional charges for the impact of the U.S. Tax Cuts and Jobs Act (“TCJA”) as detailed in the following table.

Reconciliation between GAAP and Non-GAAP

	Three Months Ended December 31, 2018				Three Months Ended December 31
	Net Sales Growth		Diluted EPS Growth		Diluted Earnings Per Share
(Unaudited)	Reported Basis(1)	Constant Currency	Reported Basis(1)	Constant Currency	2018	2017
As Reported Results	7%	9%	100+ %	100+ %	$1.55	$.33
Restructuring and other charges					.08	.15
Contingent consideration					-	-
Intangible asset impairments					.09	-
Transition Tax resulting from the TCJA					-	.86

Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date					.02	.14
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA					-	.05
Non-GAAP		9%		18%	$1.74	$1.52
Impact of adoption of ASC 606		2%			.11
Non-GAAP, excluding impact of adoption of ASC 606		11%			1.86
Impact of foreign currency on earnings per share					.05
Non-GAAP, constant currency earnings per share, excluding the impact of adoption of ASC 606				25%	$1.91

(1) Represents GAAP

Amounts may not foot due to rounding.

Net sales and operating income in the Company’s product categories and regions outside of the United States were unfavorably impacted by a stronger U.S. dollar in relation to most currencies.  Total reported operating income was $771 million, a 9% increase from $710 million in the prior year.  Operating income increased 18% excluding (1) the unfavorable impact of currency translation of $24 million, (2) the adoption of ASC 606 that reduced operating income by $54 million, (3) restructuring and other charges of $35 million compared to $69 million in the prior-year period, and (4) goodwill and other intangible asset impairments related to Smashbox of $38 million.  The improvement in operating income largely reflected higher net sales and disciplined expense management throughout the business.

Results by Product Category

	Three Months Ended December 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2018	2017	Reported Basis	Constant Currency	2018	2017	Reported Basis
Skin Care	$1,732	$1,494	16%	18%	$565	$453	25%
Makeup	1,560	1,515	3	5	138	219	(37)
Fragrance	537	565	(5)	(2)	84	85	(1)
Hair Care	154	144	7	8	15	17	(12)
Other	22	26	(15)	(15)	4	5	(20)
Subtotal	4,005	3,744	7	9	806	779	3
Charges associated with restructuring and other activities	-	-			(35)	(69)	49
Total	$4,005	$3,744	7%	9%	$771	$710	9%

The change in total net sales was unfavorably impacted by the adoption of ASC 606, as previously mentioned.  Adjusting for the impact of ASC 606, total net sales in constant currency increased 11% and reported operating income increased 16%.

Skin Care

•                  The adoption of ASC 606 reduced reported net sales growth by $48 million, or 3%, and reduced operating income growth by $33 million, or 7%.

•                  Skin care net sales grew across most geographies, channels and brands, particularly Estée Lauder, La Mer and Origins.  Clinique’s skin care net sales also grew globally in constant currency.

•                  The Estée Lauder brand delivered net sales growth in every region and most channels. The double-digit increase reflected continued strength in its existing product franchises, supported by successful innovation such as Advanced Night Repair Eye Supercharged Complex.

•                  Double-digit growth at La Mer was also broad-based, with net sales increasing across regions and channels, driven by higher net sales of existing products.  Additionally, incremental net sales from new product launches, including The Treatment Lotion Hydrating Mask and The Luminous Lifting Cushion Foundation also contributed to La Mer’s growth.

•                  Operating income increased sharply, reflecting higher net sales, primarily at Estée Lauder and La Mer.

Makeup

•                  The adoption of ASC 606 reduced reported net sales growth by $14 million, or 1%, and reduced operating income growth by $18 million, or 8%.

•                  Growth in makeup was primarily driven by strong increases from Estée Lauder, M•A•C, Tom Ford Beauty and BECCA.  These increases were partially offset by lower net sales from Clinique and Smashbox.

•                  Estée Lauder generated solid double-digit growth, driven by strength from its Double Wear line of products.

•                  M•A•C’s strong performance was led by double-digit growth across Asia/Pacific, the Middle East, including Turkey, and Italy.

•                  Net sales from Tom Ford Beauty increased double-digits, primarily driven by its lip color and eye shadow franchises.

•                  BECCA’s growth was largely driven by the BFF Collection and the Ultimate Lipstick Love new product launches.

•                  Makeup operating income declined, reflecting planned investments at Too Faced to support new and existing products, as well as international expansion.  Lower makeup net sales from Clinique and Smashbox also contributed to the decline, as did $38 million of goodwill and other intangible asset impairments related to Smashbox. This decline was partially offset by increases at Estée Lauder, Tom Ford Beauty and M•A•C, primarily due to higher net sales.

Fragrance

•                  The adoption of ASC 606 reduced reported net sales growth by $9 million, or 2%, and reduced operating income by $5 million, or 5%.

•                  The net sales decrease reflected a change in promotional strategy for holiday by Estée Lauder and lower net sales of certain designer fragrances. The decreases were mostly offset by growth from our luxury and artisanal fragrances, including Jo Malone London, Le Labo, Tom Ford Beauty and By Kilian.

•                  Jo Malone London’s net sales increase primarily reflected the launch of holiday collections and expanded targeted consumer reach.

•                  Increased net sales from Le Labo, Tom Ford Beauty and By Kilian reflected expanded targeted consumer reach and new product launches.

•                  Fragrance operating income declined in line with net sales.

Hair Care

•                  Hair care net sales increased, primarily reflecting higher net sales from Aveda, due to continued growth from recent launches and online.

•                  Hair care operating income declined, as higher net sales from Aveda were offset by strategic advertising investments to support product launches, digital outreach and the brand’s innovative social media and digital campaign activity.

Results by Geographic Region

	Three Months Ended December 31
	Net Sales		Percent Change				Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2018	2017	Reported Basis		Constant Currency		2018	2017	Reported Basis

The Americas	$1,218	$1,308	(7	) %	(6	) %	$(61)	$98	> (100	) %
Europe, the Middle East & Africa	1,767	1,562	13		16		628	463	36
Asia/Pacific	1,020	874	17		20		239	218	10
Subtotal	4,005	3,744	7		9		806	779	3

Charges associated with restructuring and other activities	-	-					(35)	(69)	49
Total	$4,005	$3,744	7%		9%		$771	$710	9%

The change in total net sales was unfavorably impacted by the adoption of ASC 606, as previously mentioned.  Adjusting for the impact of ASC 606, total net sales in constant currency increased 11% and reported operating income increased 16%.

The Americas

•                 The adoption of ASC 606 reduced reported net sales growth by $39 million, or 3%, and reduced operating income by $21 million.  The unfavorable impact of foreign currency translation reduced reported net sales by 1%.

•                 Net sales in The Americas region declined 3%, excluding the impacts from the adoption of ASC 606 and currency translation.

•                 This was the final full quarter of net sales to Bon Ton in the prior year.

•                 Net sales grew double-digits in online and single digits in specialty-multi in North America.

•                 Operating income in The Americas decreased, primarily reflecting lower sales, the impairment of goodwill and other intangible assets related to Smashbox and investments in technology.

Europe, the Middle East & Africa

•                  The adoption of ASC 606 decreased reported net sales growth by $4 million, or less than 1%, and decreased operating income growth by $7 million, or 2%.  The unfavorable impact of foreign currency translation reduced reported net sales growth by 3%.

•    The Company generated strong net sales growth in the region, both on a reported basis and in constant currency, primarily due to strong double-digit net sales growth in travel retail, and the Middle East, including Turkey.  Net sales in Russia also grew double-digits, in constant currency.  This growth was partially offset by slightly lower net sales in the United Kingdom.

•    The emerging markets in the region were negatively impacted by foreign currency translation.  Excluding this impact, the net sales in most of the countries reflected strong growth and two-thirds of them delivered double-digit increases.  The Middle East growth was primarily driven by M•A•C.

•    In travel retail, strong double-digit net sales growth was broad-based across brands, led by Estée Lauder, La Mer, M•A•C, Tom Ford and Origins.  Growth was also realized across many geographies and reflected increases in international passenger traffic, improved conversion, successful innovation and expanded targeted consumer reach.

•    Net sales performance in the United Kingdom reflected reduced consumer confidence ahead of Brexit, House of Fraser door closures and lower traffic across brick-and-mortar stores that was mostly offset by higher online net sales.

•    Operating income increased, primarily due to strong double-digit growth in travel retail and, to a lesser extent, many countries throughout the region, partially offset by lower results in the United Kingdom.

Asia/Pacific

•    The adoption of ASC 606 reduced reported net sales growth by $24 million, or 3%, and reduced operating income growth by $26 million, or 12%.  The unfavorable impact of foreign currency translation reduced reported net sales by 3%.

•    The Company delivered another quarter of strong double-digit net sales increases in Asia/Pacific, both on a reported basis and in constant currency.  The growth was broad-based, with nearly half of the markets in the region growing double digits.

•    China, Hong Kong and Japan continued to deliver strong growth, and Korea net sales accelerated.  Prestige beauty in China accelerated and the Company continued to build share.

•    The Company generated double-digit net sales growth in virtually every major product category and channel.

•    Operating income increased, primarily due to higher net sales.

Six-Month Results

•    For the six months ended December 31, 2018, the Company reported net sales of $7.53 billion, a 7% increase compared with $7.02 billion in the prior-year period.

•    Net earnings were $1.07 billion, and diluted earnings per share was $2.88.  In the prior-year six months, the Company reported net earnings of $550 million and diluted earnings per share of $1.46.

•    During the six-months ended December 31, 2018, the Company recorded restructuring and other charges, goodwill and other intangible asset impairments and changes in contingent consideration combined of $111 million ($94 million after tax), equal to $.25 per diluted share.  The prior-year period results include restructuring and other charges and changes in contingent consideration combined of $110 million ($83 million after tax), equal to $.22 per share, as detailed in the table on page 15.

•    Adjusting for restructuring and other charges and adjustments, diluted net earnings per common share for the six months ended December 31, 2018 was $3.15, and in constant currency rose 18%. For the six months ended December 31, 2018, the negative impact of foreign currency translation on diluted net earnings per common share was $.07.

•    The adoption of ASC 606 reduced reported net sales growth by $134 million, or 2%, decreased operating income growth by $85 million, or 7%, and decreased diluted earnings per share by $.18 or 7%.

•    Adjusting for restructuring and other charges and adjustments, and excluding the impact of currency translation and the adoption of ASC 606, net sales increased 11% and diluted earnings per share rose 25%.

Cash Flows from Operating Activities

•    For the six months ended December 31, 2018, net cash flows provided by operating activities were $1.27 billion, compared with $1.44 billion in the prior year.

•    The decline primarily reflected higher international inventory levels to support our growth and timing of payables and receivables that was mostly offset by an increase in earnings before taxes.

Outlook for Fiscal 2019 Third Quarter and Full Year

The Company continues to see strong consumer demand for its high-quality products and expects to continue to deliver growth at the high end of its long-term net sales and earnings per share growth targets.  We continue to expect global prestige beauty to grow 5% to 6% during the fiscal year.  The Company expects to grow ahead of the industry.  However, the Company is mindful of risks related to social and political issues, including the government shutdown in the United States, geopolitical tensions, regulatory matters, global security issues, currency volatility and economic challenges that could affect consumer spending in certain countries and travel corridors.

Given this environment, the Company has reflected the following risks in its outlook:

•    Future moderation of net sales growth in China and Travel Retail, which we have not experienced to date, to reflect current geopolitical and economic risks.

•    Impact of the planned tariff increase in China in March.

•    Announced closings of certain department store locations in the United States and the United Kingdom.

•    Some costs associated with the upcoming anticipated Brexit in the United Kingdom.

Third Quarter Fiscal 2019

Sales Outlook

•    Reported net sales are forecasted to increase between 5% and 6% versus the prior-year period, including a 5% impact from currency translation and a 2% benefit from the adoption of ASC 606.  Excluding these items, net sales are expected to grow between 8% and 9%.

Earnings per Share Outlook

•    Reported diluted net earnings per common share are projected to be between $1.17 and $1.20.  Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $1.26 and $1.28.

•    The adoption of ASC 606 is expected to increase diluted net earnings per common share by approximately $.18, reflecting the cumulative impact of revenue deferrals in the first half of the fiscal year that we expect to be recognized in net sales in the second half of the fiscal year.

•    Currency exchange rates are volatile and uncertain.  Using the December 31, 2018 spot rate, the negative currency impact equates to about $.09 of diluted earnings per common share.

•    On a constant currency basis, before restructuring and other charges and adjustments, as well as the impact from the adoption of ASC 606, diluted earnings per common share are expected to increase between 1% and 2%, which includes investments behind strong innovation programs for some of our largest brands and to build capabilities for long-term growth.

•    The Company expects to take charges associated with Leading Beauty Forward of approximately $40 million to $45 million, equal to $.08 to $.09 per diluted common share.

Full Year Fiscal 2019

Sales Outlook

•    Reported net sales are forecasted to increase between 5% and 6% versus the prior-year period, which includes a 3% impact from currency translation and no impact from the adoption of ASC 606.  Excluding these items, net sales are forecasted to grow between 8% and 9%, above the Company’s long-term growth goal of 6% to 8%.

Earnings per Share Outlook

•    Reported diluted net earnings per common share are projected to be between $4.55 and $4.67.  Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $4.92 and $5.00.

•    The adoption of ASC 606 is expected to reduce diluted net earnings per common share by approximately $.01.

•    Currency exchange rates are volatile and uncertain.  Using the December 31, 2018 spot rate for the remaining quarters of fiscal 2019, the negative currency impact equates to about $.22 of diluted earnings per common share.

•    On a constant currency basis, before restructuring and other charges and adjustments, as well as the impact of ASC 606, diluted earnings per common share are expected to increase between 14% and 16%.  This is well ahead of the Company’s long-term goal of double-digit earnings per common share growth in constant currency.  This growth is well ahead of sales growth even while investing during the second half of the year behind strong product innovation programs for some of our largest brands and to build capabilities for long-term growth.

•    The Company expects to take charges associated with previously approved restructuring and other activities relating to Leading Beauty Forward in fiscal 2019 of approximately $155 million to $170 million, equal to $.33 to $.37 per diluted common share.

•    For the full fiscal year, the Company expects the global effective tax rate to be approximately 22%, before charges associated with the restructuring and other charges and adjustments.

Reconciliation between GAAP and non-GAAP

	Three Months Ending March 31, 2019 (F)				Three Months March 31
	Net Sales Growth		Diluted EPS Growth		Diluted Earnings Per Share
(Unaudited)	Reported Basis	Constant Currency	Reported Basis	Constant Currency	2019 (F)	2018
Forecast / actual results including restructuring and other charges and adjustments	5%-6% (1)	10%-11%	18%-21% (1)	27%-30%	$1.17-$1.20 (1)	$.99 (1)
Non-GAAP
Restructuring and other charges and adjustments					.08 - .09	.18
Non-GAAP			8% -9%		$1.26-$1.28	$1.17
Impact of adoption of ASC 606	(2%)	(2%)			(.18)
Non-GAAP, excluding impact of adoption of ASC 606	3% -4%		(7%)-(6%)		$1.08-$1.10	$1.17
Impact of foreign currency on earnings per share					.09
Forecasted constant currency net sales growth and earnings per share		8% -9%		1% -2%	$1.17-$1.19	$1.17

	Year Ending June 30, 2019 (F)				Twelve Months June 30
	Net Sales Growth		Diluted EPS Growth		Diluted Earnings Per Share
(Unaudited)	Reported Basis	Constant Currency	Reported Basis	Constant Currency	2019 (F)	2018
Forecast / actual results including restructuring and other charges and adjustments	5%-6% (1)	8%-9%	54%-58% (1)	62%-66%	$4.55-$4.67 (1)	$2.95 (1)
Non-GAAP
Restructuring and other charges and adjustments					.33 - .37	1.56
Non-GAAP			9% -11%		$4.92-$5.00	$4.51
Impact of adoption of ASC 606	- %	- %			.01
Non-GAAP, excluding impact of adoption of ASC 606	5% -6%		9% -11%		$4.93-$5.01	$4.51
Impact of foreign currency on earnings per share					.22
Forecasted constant currency net sales growth and earnings per share		8% -9%		14% -16%	$5.15-$5.23	$4.51

(1) Represents GAAP

(F) Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, February 5, 2019 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 8459666).  The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release, in particular those in “Outlook for Fiscal 2019 Third Quarter and Full Year,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results.  These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2018.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA and Too Faced.

ELC-F

ELC-E

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; $ in millions, except per share data	Three Months Ended December 31		Percent Change	Six Months Ended December 31		Percent Change
and percentages)	2018	2017		2018	2017

Net Sales (A)	$4,005	$3,744	7%	$7,529	$7,018	7%
Cost of sales (A)	910	753	21%	1,733	1,464	18%
Gross Profit	3,095	2,991	3%	5,796	5,554	4%
Gross Margin	77.3%	79.9%		77.0%	79.1%

Operating expenses:
Selling, general and administrative (B)	2,257	2,214	2%	4,265	4,174	2%
Restructuring and other charges (A)	29	67	(57)%	70	101	(31)%
Goodwill impairment (C)	20	-	100%	20	-	100%
Impairment of other intangible assets	18	-	100%	18	-	100%
	2,324	2,281	2%	4,373	4,275	2%
Operating Expense Margin	58.0%	60.9%		58.1%	60.9%
Operating Income	771	710	9%	1,423	1,279	11%
Operating Income Margin	19.3%	19.0%		18.9%	18.2%
Interest expense	35	32	9%	69	63	10%
Interest income and investment income, net	12	12	-%	27	24	13%
Other components of net periodic benefit cost	-	-	-%	-	1	100%
Earnings before Income Taxes	748	690	8%	1,381	1,239	11%
Provision for income taxes (D)	171	565	(70)%	302	684	(56)%
Net Earnings	577	125	100+ %	1,079	555	94%
Net earnings attributable to noncontrolling interests	(4)	(2)	100%	(6)	(5)	20%
Net Earnings Attributable to The Estée Lauder Companies Inc.	$573	$123	100+ %	$1,073	$550	95%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.58	$.33	100+ %	$2.94	$1.49	97%
Diluted	1.55	.33	100+ %	2.88	1.46	97%

Weighted average common shares outstanding:
Basic	363.3	368.7		365.1	368.5
Diluted	369.9	376.1		372.1	375.7

(A) In May 2016, the Company announced a multi-year initiative (Leading Beauty Forward) to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum.  Leading Beauty Forward is designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value.  During fiscal 2019, the Company continued to approve specific initiatives under Leading Beauty Forward.  The Company plans to approve additional initiatives through fiscal 2019 and expects to complete those initiatives through fiscal 2021.  Inclusive of approvals from inception through December 31, 2018, we estimate that Leading Beauty Forward may result in related restructuring and other charges totaling between $900 million and $950 million, before taxes.  Once fully implemented, Leading Beauty Forward is expected to yield annual net benefits of between $350 million and $450 million, before taxes.  These savings can be used to improve margin, mitigate risk and invest in future growth initiatives.

(B) The Company recorded $2 million of expense and $9 million of income within selling, general and administrative expenses for the three and six months ended December 31, 2018, respectively to reflect changes in the fair value of its contingent consideration related to certain of its fiscal 2015 and 2016 acquisitions. During the three and six months ended December 31, 2017, the Company recorded charges of $2 million and $3 million, respectively, of such expense.

(C) In December 2018, the Company recorded goodwill and other intangible asset impairments of $38 million ($34 million after tax), or $.09 per diluted share, related to its Smashbox reporting unit. Smashbox made revisions to its internal forecasts reflecting a slowdown of its makeup business driven by increased competitive activity and lower than expected growth in key retail channels for the brand.

(D) During the three months and six months ended December 31, 2018, the Company recorded a net charge of $6 million and $5 million, respectively, equal to $.02 per common share to reflect the finalization of the provisional amounts for the impact of the TCJA. For the three and six months ended December 31, 2017, the Company recorded provisional charges for the impact of the TCJA totaling $394 million, equal to $1.05 per common share.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments

(Unaudited; $ in millions, except per share data)			Operating Expenses
Sales Returns		Cost of Sales	Restructuring Charges	Other Charges/ Adjustments	Total	After Tax	Diluted Earnings Per Share
Three Months Ended December 31, 2018
Leading Beauty Forward	$-	$6	$4	$25	$35	$31	$.08
Contingent consideration				2	2	1	-
Intangible asset impairments				38	38	34.09
Transition Tax resulting from the TCJA						(2)	-
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						8.02
Total	$-	$6	$4	$65	$75	$72	$.19

Six Months Ended December 31, 2018
Leading Beauty Forward	$-	$12	$19	$51	$82	$68	$.18
Contingent consideration				(9)	(9)	(8)	(.02)
Intangible asset impairments				38	38	34.09
Transition Tax resulting from the TCJA						(12)	(.03)
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						8.02
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA						9.03
Total	$-	$12	$19	$80	$111	$99	$.27

(Unaudited; $ in millions, except per share data)			Operating Expenses
	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges/ Adjustments	Total	After Tax	Diluted Earnings Per Share
Three Months Ended December 31, 2017
Leading Beauty Forward	$-	$2	$39	$28	$69	$55	$.15
Contingent consideration				2	2	1	-
Transition Tax resulting from the TCJA						325.86
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						51.14
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA						18.05
Total	$-	$2	$39	$30	$71	$450	$1.20

Six Months Ended December 31, 2017
Leading Beauty Forward	$-	$6	$53	$48	$107	$81	$.22
Contingent consideration				3	3	2	-
Transition Tax resulting from the TCJA						325.86
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						51.14
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA						18.05
Total	$-	$6	$53	$51	$110	$477	$1.27

Results by Product Category

	Six Months Ended December 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2018	2017	Reported Basis	Constant Currency	2018	2017	Reported Basis
Skin Care	$3,218	$2,769	16%	18%	$1,031	$780	32%
Makeup	2,966	2,887	3	5	299	395	(24)
Fragrance	1,009	1,041	(3)	(1)	139	172	(19)
Hair Care	297	280	6	7	29	32	(9)
Other	39	41	(5)	(5)	7	7	-
Subtotal	7,529	7,018	7	9	1,505	1,386	9
Charges associated with restructuring and other activities	-	-			(82)	(107)	23
Total	$7,529	$7,018	7%	9%	$1,423	$1,279	11%

Results by Geographic Region

	Six Months Ended December 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2018	2017	Reported Basis	Constant Currency	2018	2017	Reported Basis

The Americas	$2,454	$2,637	(7)%	(6)%	$(28)	$198	> (100) %
Europe, the Middle East & Africa	3,200	2,820	13	16	1,086	810	34
Asia/Pacific	1,875	1,561	20	23	447	378	18
Subtotal	7,529	7,018	7	9	1,505	1,386	9
Charges associated with restructuring and other activities	-	-			(82)	(107)	23
Total	$7,529	$7,018	7%	9%	$1,423	$1,279	11%

The change in total net sales was unfavorably impacted by the adoption of ASC 606, as previously mentioned.  Adjusting for the impact of ASC 606, total net sales in constant currency increased 11% and reported operating income increased 21%.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities, goodwill and other intangible asset impairments, the changes in the fair value of contingent consideration, the Transition Tax, the remeasurement of U.S. net deferred tax assets as of the TCJA enactment date and the establishment of a net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period.  In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict.  Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.  Beginning in fiscal 2019, the Company adopted a new accounting standard related to hedging that resulted in gains/losses on its foreign currency cash flow hedging activities to now be reflected in Net Sales, where in prior periods they were reflected in Cost of Sales and Selling, general and administrative expenses.  To better assess its performance in a constant currency environment, beginning in fiscal 2019 the Company is excluding the impact of these hedging activities in its constant currency calculations.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments

	Three Months Ended December 31, 2018							Three Months Ended December 31, 2017
(Unaudited; $ in millions, except per share data and percentages)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of adoption of ASC 606	Non-GAAP, excluding impact of adoption of ASC 606	Impact of foreign currency translation	Non-GAAP, Constant Currency- Adjusted	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	% Change Non-GAAP	% Change Non-GAAP, Constant Currency- Adjusted
Net Sales	$4,005	$-	$4,005	$67	$4,072	$89	$4,161	$3,744	$-	$3,744	7%	11%
Cost of sales	910	(6)	904	(86)	818	19	837	753	(2)	751
Gross Profit	3,095	6	3,101	153	3,254	70	3,324	2,991	2	2,993	4%	11%
Gross Margin	77.3%		77.4%		79.9%		79.9%	79.9%		79.9%
Operating expenses	2,324	(69)	2,255	99	2,354	46	2,400	2,281	(69)	2,212	2%	8%
Operating Expense Margin	58.0%		56.3%		57.8%		57.7%	60.9%		59.1%
Operating Income	771	75	846	54	900	24	924	710	71	781	8%	18%
Operating Income Margin	19.3%		21.1%		22.1%		22.2%	19.0%		20.9%
Provision for income taxes	171	3	174	13	187	6	193	565	(379)	186	(6) %	4%
Net Earnings Attributable to The Estée Lauder Companies Inc.	$573	$72	$645	$41	$686	$18	$704	$123	$450	$573	13%	23%
Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	$1.55	$.19	$1.74	$.11	$1.86	$.05	$1.91	$.33	$1.19	$1.52	14%	25%

Amounts may not sum due to rounding.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments

	Six Months Ended December 31, 2018							Six Months Ended December 31, 2017
(Unaudited; $ in millions, except per share data and percentages)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of adoption of ASC 606	Non-GAAP, excluding impact of adoption of ASC 606	Impact of foreign currency translation	Non-GAAP, Constant Currency- Adjusted	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	% Change Non-GAAP	% Change Non-GAAP, Constant Currency- Adjusted
Net Sales	$7,529	$-	$7,529	$134	$7,663	$142	$7,805	$7,018	$-	$7,018	7%	11%
Cost of sales	1,733	(12)	1,721	(152)	1,569	31	1,600	1,464	(6)	1,458
Gross Profit	5,796	12	5,808	286	6,094	111	6,205	5,554	6	5,560	4%	12%
Gross Margin	77.0%		77.1%		79.5%		79.5%	79.1%		79.2%
Operating expenses	4,373	(99)	4,274	201	4,475	74	4,549	4,275	(104)	4,171	2%	9%
Operating Expense Margin	58.1%		56.8%		58.4%		58.3%	60.9%		59.4%
Operating Income	1,423	111	1,534	85	1,619	37	1,656	1,279	110	1,389	10%	19%
Operating Income Margin	18.9%		20.4%		21.1%		21.2%	18.2%		19.8%
Provision for income taxes	302	12	314	19	333	9	342	684	(367)	317	(1) %	8%
Net Earnings Attributable to The Estée Lauder Companies Inc.	$1,073	$99	$1,172	$66	$1,238	$28	$1,266	$550	$477	$1,027	14%	23%
Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	$2.88	$.27	$3.15	$.18	$3.33	$.07	$3.41	$1.46	$1.27	$2.73	15%	25%

Amounts may not sum due to rounding.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; $ in millions)	December 31 2018	June 30 2018	December 31 2017
ASSETS
Current Assets
Cash and cash equivalents	$1,876	$2,181	$2,105
Short-term investments	525	534	394
Accounts receivable, net	2,000	1,487	1,699

Inventory and promotional merchandise, net	1,651	1,618	1,445

Prepaid expenses and other current assets	388	348	332
Total Current Assets	6,440	6,168	5,975
Property, Plant and Equipment, net	1,859	1,823	1,728
Other Assets	4,377	4,576	4,901
Total Assets	$12,676	$12,567	$12,604

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$18	$183	$413
Accounts payable	995	1,182	738
Other accrued liabilities	2,763	1,945	2,252
Total Current Liabilities	3,776	3,310	3,403
Noncurrent Liabilities
Long-term debt	3,373	3,361	3,374
Other noncurrent liabilities	1,194	1,186	1,238
Total Noncurrent Liabilities	4,567	4,547	4,612
Total Equity	4,333	4,710	4,589
Total Liabilities and Equity	$12,676	$12,567	$12,604

The following table details the impacts of ASC 606 on the Company’s Consolidated Balance Sheet as of December 31, 2018.

CONSOLIDATED BALANCE SHEET IMPACT FROM ASC 606

(Unaudited; $ in millions)	As Reported	Adjustments	Prior to the Adoption of ASC 606
Accounts receivable, net	$2,000	$(199)	$1,801
Inventory and promotional merchandise, net	1,651	(25)	1,626
Other Assets	633	(88)	545
Total Assets	$12,676	$(312)	$12,364

Other accrued liabilities	2,763	(551)	2,212
Other noncurrent liabilities	1,194	(55)	1,139
Total Liabilities	$8,343	$(606)	$7,737

Total Equity	$4,306	$293	$4,599

SELECT CASH FLOW DATA

	Six Months Ended
	December 31
(Unaudited; $ in millions)	2018	2017
Cash Flows from Operating Activities
Net earnings	$1,079	$555
Depreciation and amortization	269	256
Deferred income taxes	(46)	106
Other items	175	155
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(343)	(281)
Decrease (increase) in inventory and promotional merchandise, net	(21)	66
Decrease (increase) in other assets, net	(53)	1
Increase in accounts payable and other liabilities	213	581
Net cash flows provided by (used for) operating activities	$1,273	$1,439

Other Investing and Financing Sources/(Uses):
Capital expenditures	$(292)	$(263)
Proceeds of investments, net	257	130
Payments to acquire treasury stock	(1,126)	(398)
Dividends paid	(297)	(267)
Proceeds (repayments) of current debt, net	(169)	222

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